VARIABLE ANNUITY ACCOUNT I
                       Aetna Insurance Company of America

        Supplement dated May 27, 1999 to the Prospectus dated May 3, 1999

                             AICA Guaranteed Account

The information in this supplement replaces certain information contained in the prospectus dated May 3, 1999. You should read and keep this supplement along with the prospectus.

The following information replaces the "Distribution of Contracts" section on Page 13 of the prospectus:

    Distribution of Contracts

    Aetna Life Insurance and Annuity Company (ALIAC) serves as principal underwriter for the securities sold through this prospectus. ALIAC is registered as a broker-dealer with the SEC and is a member of the National Association of Securities Dealers, Inc.

    Certain broker-dealers may be offered special guaranteed rates in connection with the Guaranteed Account offered through the contracts, and ALIAC may negotiate different commissions for these broker-dealers. For additional information, see the contract prospectus.



X.AICAGA-99                                                            June 1999